Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Reports Third Quarter 2016 Results

Strong Execution of Transformational Strategy in

Challenging Service Center Environment

Third Quarter 2016 Highlights:

•	Reported net income attributable to Ryerson Holding Corporation of $8.2 million, or $0.23 per diluted share. Net income attributable to Ryerson Holding Corporation, excluding restructuring charges and loss on retirement of debt was $10.0 million, or $0.28 per diluted share.

•	Expanded gross margin by 80 basis points and gross margin, excluding LIFO by 370 basis points year over year.

•	Continued market share gains with year to date volume up 0.5 percent versus a 6.9 percent industry decline as per MSCI reported shipments.

•	Generated Adjusted EBITDA, excluding LIFO of $49 million, up from $30 million in the year ago period.

•	Issued 5,000,000 shares of common stock at a public offering price of $15.25 per share in July 2016, the net proceeds of which were used to reduce our debt and deleverage the balance sheet. Total debt has decreased by $277 million since the 2nd Quarter of 2014 or 22%.

CHICAGO – November 2, 2016 –Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, today reported results for the third quarter of 2016.

“The Ryerson Team performed well in a challenging environment,” said Ryerson’s President and Chief Executive Officer Eddie Lehner. “While industrial metals demand continued to contract year over year and decline sequentially more than indicative historical trends, and spot carbon sheet index pricing fell almost 20% in the quarter, Ryerson was able to increase gross margin, net income, and earnings per share in the third quarter compared to prior year.

I want to thank our customers for their continued support as we continue building a Ryerson known for exceptional customer experiences. Despite an industrial metals climate characterized by deflation and demand contraction, under-investment in many of the world’s largest economies, most notably the U.S., is receiving the attention if not action it deserves as the deleterious impacts of break-fix and haphazard investment result in declining productivity and stagnation. Over the longer term, the execution of our strategy centered upon the elements of speed, scale, value-add, culture and analytics will accrete value for all Ryerson stakeholders as investments in productivity-enhancing machinery & equipment and infrastructure are expected to return to required norms.”

Third Quarter 2016 Results

Revenues were $735.1 million for the third quarter of 2016, essentially unchanged from the second quarter, as a 5.0 percent decline in tons shipped was partially offset by a 4.5 percent increase in the average selling price per ton.

Gross margin increased to 19.8 percent for the third quarter of 2016, compared to 19.0 percent for the year-ago period, and decreased from 22.0 percent in the second quarter of 2016. Included in cost of materials sold was net LIFO expense of $1.4 million for the third quarter of 2016, compared to net LIFO income of $21.3 million for the third quarter of 2015 and $7.0 million for the second quarter of 2016. Gross margin, excluding LIFO increased to 20.0 percent for the third quarter of 2016, compared with 16.3 percent in the year-ago period, and decreased from 21.1 percent in the second quarter of 2016. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

Warehousing, delivery, selling, general and administrative expense in the third quarter of 2016 declined 3.3 percent year over year and 3.5 percent sequentially reflecting the results of our continued expense management and realized operational efficiencies.

Net income attributable to Ryerson Holding Corporation increased to $8.2 million, or $0.23 per diluted share, for the third quarter of 2016, compared to $6.7 million, or $0.21 per diluted share, in the third quarter of 2015 and $5.6 million, or $0.17 per diluted share in the second quarter of 2016.

Excluding restructuring and other charges, impairment charges on assets, and gains or losses on the retirement of debt, net income attributable to Ryerson Holding Corporation increased to $10.0 million, or $0.28 per diluted share, for the third quarter of 2016 compared to $6.5 million, or $0.20 per diluted share, for the third quarter of 2015 and decreased from $16.9 million, or $0.52 per diluted share, for the second quarter of 2016. A reconciliation of net income attributable to Ryerson Holding Corporation and earnings per share, excluding restructuring and other charges, impairment charges on assets and gains or losses on retirement of debt is included below in this news release.

Balance Sheet Deleveraging and Working Capital Management

In July 2016, Ryerson issued 5,000,000 shares of common stock at a public offering price of $15.25 per share, with net proceeds of $71.5 million being used to reduce our debt balance. On October 15, 2016, Ryerson redeemed all remaining 11.25% Senior Notes due 2018, thereby extending our next significant debt maturities to 2020.

In the third quarter of 2016, Ryerson’s inventory stood at 78 days of supply, compared to 77 days in the year ago period. “Given the weaker demand experienced in the third quarter and normal seasonal volume declines expected in the fourth quarter, Ryerson expects to align inventories to demand to generate counter-cyclical cash flows in the fourth quarter while providing working capital optionality moving into the first quarter of 2017,” stated Erich Schnaufer, Ryerson’s Chief Financial Officer.

First Nine Months 2016 Results

Revenues for the first nine months of 2016 were $2.2 billion, down 12.8 percent from the first nine months of 2015, as a 0.5 percent increase in tons shipped was more than offset by a 13.3 percent decline in the average selling price per ton. Year to date, Ryerson shipment gains outpaced the industry by a noticeable margin, as measured by the Metals Service Center Institute (MSCI), which declined 6.9 percent through the first nine months of 2016.

Net income attributable to Ryerson Holding Corporation increased to $27.3 million, or $0.82 per diluted share, in the first nine months of 2016 compared to $20.0 million, or $0.62 per diluted share, for the same period of 2015. Excluding restructuring and other charges, impairment charges on assets, and gains or losses on retirement of debt, net income attributable to Ryerson Holding Corporation increased to $35.1 million, or $1.05 per diluted share, in the first nine months of 2016 compared to $28.9 million, or $0.90 for the same period of 2015.

Adjusted EBITDA, excluding LIFO increased 49.8 percent to $142.0 million in the first nine months of 2016, compared to $94.8 million in the first nine months of 2015. Reconciliations of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation and earnings per share, excluding restructuring and other charges, impairment charges on assets and gains or losses on retirement of debt to net income attributable to Ryerson Holding Corporation are included below in this news release.

Third Quarter 2016 Business Metrics

	Third Quarter 2016	Second Quarter 2016	Third Quarter 2015	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	480	505	492	-5.0%	-2.4%
Average selling price/ton	$1,531	$1,465	$1,606	4.5%	-4.7%
Average cost/ton	1,228	1,142	1,301	7.5%	-5.6%
Average cost/ton, excluding LIFO	1,225	1,156	1,344	6.0%	-8.9%

Third Quarter 2016 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	Third Quarter 2016	Second Quarter 2016	Third Quarter 2015	Sequential Quarter Change	Year- Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	361	385	384	-6.2%	-6.0%	6.9%	-3.3%
Aluminum	48	50	49	-4.0%	-2.0%	0.1%	-9.1%
Stainless steel	67	68	57	-1.5%	17.5%	2.6%	-13.0%

	Net Sales (Dollars in millions)
	Third Quarter 2016	Second Quarter 2016	Third Quarter 2015	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	$371	$370	$408	0.3%	-9.1%
Aluminum	171	178	192	-3.9%	-10.9%
Stainless steel	180	178	176	1.1%	2.3%

Nine Months Ended September 30 Business Metrics

	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015	Year-Over-Year Change
Tons shipped (In thousands)	1,463	1,456	0.5%
Average selling price/ton	$1,488	$1,716	-13.3%
Average cost/ton	1,176	1,396	-15.8%
Average cost/ton, excluding LIFO	1,190	1,444	-17.6%

Nine Months Ended September 30 Major Product Metrics

	Tons Shipped (Tons in thousands)			Average Selling Price per Ton Shipped
	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015	Year- Over-Year Change	Year-Over- Year Change
Carbon steel	1,112	1,127	-1.3%	-12.2%
Aluminum	145	148	-2.0%	-10.9%
Stainless steel	198	175	13.1%	-19.8%

	Sales (Dollars in millions)
	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015	Year- Over-Year Change
Carbon steel	$1,089	$1,275	-14.6%
Aluminum	521	597	-12.7%
Stainless steel	526	580	-9.3%

Earnings Call Information

The company will host a conference call to discuss its third quarter 2016 results on Thursday, November 3, at 10 a.m. Eastern Daylight Time. Participants may access the conference call by dialing 800-862-9098 (U.S., Canada) and 785-424-1051 (International) and using conference ID 6688203. The call will also be broadcast live in the Investor Relations section of the company’s Internet site, ir.ryerson.com. A replay will be available on the site for 90 days.

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Canada, Mexico and China. The company serves a variety of industries, including customers making products or equipment for the commercial ground transportation, metal fabrication and machine shops, industrial, consumer durable, HVAC, construction, food processing and agriculture, as well as oil & gas. Founded in 1842, Ryerson is headquartered in the United States and has approximately 3,400 employees in around 100 locations. For more information, visit Ryerson at www.ryerson.com.

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors.

Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

###

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2016		2015	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2016	2015

NET SALES	$735.1	$739.8	$790.0	$2,177.5	$2,498.4

Cost of materials sold	589.7	576.8	639.7	1,721.5	2,032.3

Gross profit	145.4	163.0	150.3	456.0	466.1

Warehousing, delivery, selling, general and administrative	109.1	113.1	112.8	331.5	343.4
Restructuring and other charges	2.5	—	—	2.5	—
Impairment charges on assets	—	—	0.5	—	1.9

OPERATING PROFIT	33.8	49.9	37.0	122.0	120.8

Other income and (expense), net (1)	(0.2)	(18.3)	1.2	(13.2)	(10.7)
Interest and other expense on debt	(23.6)	(21.9)	(25.4)	(67.5)	(74.5)

INCOME BEFORE INCOME TAXES	10.0	9.7	12.8	41.3	35.6

Provision for income taxes	1.6	4.3	6.1	14.0	16.1

NET INCOME	8.4	5.4	6.7	27.3	19.5

Less: Net income (loss) attributable to noncontrolling interest	0.2	(0.2)	—	—	(0.5)

NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$8.2	$5.6	$6.7	$27.3	$20.0

EARNINGS PER SHARE

Basic and diluted	$0.23	$0.17	$0.21	$0.82	$0.62

Shares outstanding - basic	35.8	32.1	32.1	33.3	32.0
Shares outstanding - diluted	36.0	32.2	32.1	33.4	32.1

Supplemental Data:

Tons shipped (000)	480	505	492	1,463	1,456
Shipping days	64	64	64	192	191

Average selling price/ton	$1,531	$1,465	$1,606	$1,488	$1,716
Gross profit/ton	303	323	305	312	320
Operating profit/ton	70	99	75	83	83

LIFO expense (income), net per ton	3	(14)	(43)	(14)	(48)

LIFO expense (income), net	$1.4	$(7.0)	$(21.3)	$(20.4)	$(70.3)

Depreciation and amortization expense	10.2	10.7	11.7	31.8	33.9

Cash flow from operating activities	(25.5)	(44.4)	29.7	(22.9)	192.6
Capital expenditures	(6.4)	(7.9)	(9.6)	(19.7)	(22.3)

(1)	The second quarter 2016 includes a loss of $15.1 million on the repurchase of debt and an other-than-temporary impairment charge of $2.8 million related to our investment in an available-for-sale security. The first nine months 2016 include a loss of $7.2 million on the repurchase of debt and an other-than-temporary impairment charge of $2.8 million related to our investment in an available-for-sale security. The first nine months of 2015 include an other-than-temporary impairment charge of $12.3 million related to our investment in an available-for-sale security.

See Schedule 1 for Condensed Consolidated Balance Sheets

See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation

See Schedule 3 for EPS reconciliation.

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets

(In millions, except shares)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$73.2	$63.2
Restricted cash	1.0	1.2
Receivable, less provision for allowances, claims and doubtful accounts of $5.2 in 2016 and 2015	360.1	305.7
Inventories	625.2	555.8
Prepaid expenses and other current assets	27.4	32.8

Total current assets	1,086.9	958.7

Property, plant and equipment, at cost	667.3	654.5
Less: accumulated depreciation	274.0	254.2

Property, plant and equipment, net	393.3	400.3

Deferred income taxes	12.5	31.8
Other intangible assets	42.1	46.2
Goodwill	103.2	103.2
Deferred charges and other assets	5.3	5.0

Total assets	$1,643.3	$1,545.2

Liabilities
Current liabilities:
Accounts payable	$265.0	$206.3
Salaries, wages and commissions	35.5	26.3
Other accrued liabilities	60.8	52.0
Short-term debt	20.0	22.0
Current portion of deferred employee benefits	9.2	9.1

Total current liabilities	390.5	315.7

Long-term debt	957.9	1,001.5
Deferred employee benefits	291.4	327.7
Taxes and other credits	36.7	41.1

Total liabilities	1,676.5	1,686.0

Commitments and contingencies
Redeemable noncontrolling interest	(0.2)	0.1

Equity
Ryerson Holding Corporation stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2016 and 2015	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,344,519 and 32,312,200 shares issued at 2016 and 2015, respectively	0.4	0.3
Capital in excess of par value	375.1	302.6
Accumulated deficit	(103.6)	(130.9)
Treasury stock, at cost - Common stock of 212,500 shares in 2016 and 2015	(6.6)	(6.6)
Accumulated other comprehensive loss	(299.6)	(307.0)

Total Ryerson Holding Corporation Stockholders’ Equity (Deficit)	(34.3)	(141.6)

Noncontrolling interest	1.3	0.7

Total Equity (Deficit)	(33.0)	(140.9)

Total Liabilities and Stockholders’ Equity	$1,643.3	$1,545.2

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO

(Dollars in millions)

	2016		2015	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2016	2015
Net income attributable to Ryerson Holding Corporation	$8.2	$5.6	$6.7	$27.3	$20.0
Interest and other expense on debt	23.6	21.9	25.4	67.5	74.5
Provision for income taxes	1.6	4.3	6.1	14.0	16.1
Depreciation and amortization expense	10.2	10.7	11.7	31.8	33.9

EBITDA	$43.6	$42.5	$49.9	$140.6	$144.5
Reorganization	3.0	1.8	1.3	6.1	5.0
Foreign currency transaction (gains) losses	—	0.3	(0.1)	3.2	(1.2)
(Gain) loss on retirement of debt	0.3	15.1	(1.0)	7.2	(0.3)
Impairment charges on assets	—	2.8	0.5	2.8	14.2
Purchase consideration and other transaction costs	0.1	0.4	0.5	2.0	3.1
Other adjustments	0.4	0.1	(0.1)	0.5	(0.2)

Adjusted EBITDA	$47.4	$63.0	$51.0	$162.4	$165.1

Adjusted EBITDA	$47.4	$63.0	$51.0	$162.4	$165.1
LIFO expense (income), net	1.4	(7.0)	(21.3)	(20.4)	(70.3)

Adjusted EBITDA, excluding LIFO expense (income), net	$48.8	$56.0	$29.7	$142.0	$94.8

Net sales	$735.1	$739.8	$790.0	$2,177.5	$2,498.4

Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of net sales	6.6%	7.6%	3.8%	6.5%	3.8%

Gross profit	$145.4	$163.0	$150.3	$456.0	$466.1

Gross margin	19.8%	22.0%	19.0%	20.9%	18.7%

Gross profit	$145.4	$163.0	$150.3	$456.0	$466.1
LIFO expense (income), net	1.4	(7.0)	(21.3)	(20.4)	(70.3)

Gross profit, excluding LIFO expense (income), net	$146.8	$156.0	$129.0	$435.6	$395.8

Gross margin, excluding LIFO expense (income), net	20.0%	21.1%	16.3%	20.0%	15.8%

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), net, which is calculated as gross profit plus LIFO expense (or minus LIFO income), net, divided by net sales. We have excluded LIFO expense (income), net from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, and Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales may differ from that of other companies.

Schedule 3

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income and Earnings per Share Excluding Restructuring and Other

Charges, Impairment Charges on Assets and (Gain) Loss on Retirement of Debt

(Dollars and Shares in Millions, Except Per Share Data)

	2016		2015	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2016	2015

Net income attributable to Ryerson Holding Corporation	$8.2	$5.6	$6.7	$27.3	$20.0

Restructuring and other charges	2.5	—	—	2.5	—
Impairment charges on assets	—	2.8	0.5	2.8	14.2
(Gain) loss on retirement of debt	0.3	15.1	(1.0)	7.2	(0.3)
Provision (benefit) for income taxes	(1.0)	(6.6)	0.3	(4.7)	(5.0)

Net income attributable to Ryerson Holding Corporation, excluding restructuring and other charges, impairment charges on assets and IPO-related charges	$10.0	$16.9	$6.5	$35.1	$28.9

Earnings per share, excluding restructuring and other charges, impairment charges on assets and (gain) loss on retirement of debt

Basic	$0.28	$0.53	$0.20	$1.05	$0.90

Diluted	$0.28	$0.52	$0.20	$1.05	$0.90

Shares outstanding - basic	35.8	32.1	32.1	33.3	32.0

Shares outstanding - diluted	36.0	32.2	32.1	33.4	32.1

Note:	Net income and Earnings per share excluding restructuring and other charges, impairment charges on assets and (gain) loss on retirement of debt is presented to provide a means of comparison with periods that do not include restructuring and other charges, impairment charges on assets and gains or losses on retirement of debt.